ISSUER FREE WRITING PROSPECTUS NO. 1595R Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated September 6, 2012 Deutsche Bank AG Performance Tracking Securities
Linked to the UBS Seasonal Exposure Total Return Index due on or about September 29, 2017

Investment Description
The Performance Tracking Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the UBS Seasonal Exposure Total Return Index (the “Index”). The Index is designed to reflect a trading strategy that adjusts its exposure to the Dow Jones Industrial AverageSM Total Return Index (“DJITR”) on a seasonal basis. The Index provides two times leveraged exposure to any increase or decrease of the DJITR during the period from October to April of each year, less a financing fee accrued daily at 1-month USD LIBOR, and cash returns accrued daily at 1-month USD LIBOR during the period from May to September of each year with no DJITR exposure. Your return on the Securities will be based on the performance of the Index reduced by an Upfront Fee of 1.25% of Face Amount and an Annual Fee of 1.45% per annum as described below. You will lose some or all of your investment if the Index declines over the term of the Securities or does not appreciate sufficiently (by at least 9.2%) to offset the effect of the Upfront Fee and the Annual Fee. The Securities will be automatically redeemed if the Redemption Amount, calculated as set forth below, declines to or below $1.50 per Security at any time on any trading day from, and excluding, the Trade Date to, but excluding, the Final Valuation Date. Upon the occurrence of an Early Redemption Event, you will lose a substantial portion of your investment and could lose your entire investment. Investing in the Securities involves significant risks. The Index to which the Securities are linked provides leveraged exposure or no exposure to the DJITR on a seasonal basis. You will not receive interest or coupon payments during the term of the Securities. You may lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1

❑ Seasonal Leveraged Exposure to the DJITR: The Securities are linked to the full upside and downside performance of the UBS Seasonal Exposure Total Return Index which provides two times leveraged exposure to any increase or decrease of the DJITR during the period from October to April of each year, less a financing fee accrued daily at 1-month USD LIBOR, and cash returns accrued daily at 1-month USD LIBOR during the period from May to September of each year with no DJITR exposure. The Securities are also subject to the deduction of an Upfront Fee and Annual Fee. You will lose some or all of your investment if the Index declines over the term of the Securities or does not appreciate sufficiently (by at least 9.2%) to offset the effect of the Upfront Fee and the Annual Fee. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

❑ Automatic Early Redemption Feature: The Securities will be automatically redeemed if the Redemption Amount, calculated as set forth below, declines to or below $1.50 per Security at any time on any trading day from, and excluding, the Trade Date to, but excluding, the Final Valuation Date. Upon the occurrence of an Early Redemption Event, you will lose a substantial portion of your investment and could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date2 Maturity Date2 1Expected. 2See page 3 for additional details	September 25, 2012 September 28, 2012 September 26, 2017 September 29, 2017

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Performance Tracking Securities Linked to the UBS Seasonal Exposure Total Return Index. Any return at maturity will be determined by the performance of the Index, reduced by an Upfront Fee and an Annual Fee. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below. The Initial Level will be determined on the Trade Date.
Index	Initial Level	CUSIP/ ISIN
UBS Seasonal Exposure Total Return Index (Ticker: SETI)		25154X 37 1 / US25154X3715

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in underlying supplement No. 1 dated September 29, 2009, product supplement R dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009, as modified and supplemented by this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying underlying supplement, the product supplement R, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Performance Tracking Securities linked to the UBS Seasonal Exposure Total Return Index
Per Security	$10.00	$0.125	$9.875
Total	$	$	$
(1)
The Securities will be sold with an upfront commission of $0.125 per Security, paid from the Upfront Fee. We also expect to pay a portion of the Annual Fee as a commission on an annual basis to brokerage firms, which may include Deutsche Bank Securities Inc. and their affiliates, whose clients purchased the Securities in this offering and who continue to hold their Securities.  For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with the underlying supplement No. 1 dated September 29, 2009, product supplement R dated September 30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

♦	Product supplement R dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509201138/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Performance Tracking Securities Linked to the UBS Seasonal Exposure Total Return Index that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this free writing prospectus and “Risk Factors” on page 6 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has similar downside market risk as the Index.

♦    You are willing to take the risks inherent in the Index strategy that provides two-times leveraged exposure or no exposure to the DJITR on a seasonal basis.

♦    You believe that the level of the Index will increase over the term of the Securities in an amount sufficient to offset the cumulative effect of the Upfront Fee and the Annual Fee.

♦    You are willing to accept that your Securities will be automatically redeemed for their Redemption Amount if an Early Redemption Event occurs, which will result in a loss of a substantial portion of, and potentially all of, your investment.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦    You do not seek current income from this investment.

♦    You are willing to hold the Securities, which have a term of 5 years, to maturity, and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to guarantee a full return of your investment at maturity.

♦    You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that has similar downside market risk as the Index.

♦    You are unwilling to take the risks inherent in the Index strategy that provides two-times leveraged exposure or no exposure to the DJITR on a seasonal basis.

♦    You believe that the level of the Index will decline during the term of the Securities or that the level of the Index will not increase by an amount sufficient to offset the cumulative effect of the Upfront Fee and the Annual Fee.

♦    You are unwilling to accept that your Securities will be automatically redeemed for their Redemption Amount if an Early Redemption Event occurs, which will result in a loss of a substantial portion of, and potentially all of, your investment.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦    You seek current income from this investment.

♦    You are unable or unwilling to hold the Securities, which have a term of 5 years, to maturity, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of your investment.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	$10.00 per Security
Term	5 years, subject to early redemption as described below
Face Amount	$10.00 per Security.
Initial Value	$9.875 per Security (equal to the Face Amount minus the Upfront Fee). The calculation of the Redemption Amount will be based on the Initial Value, not the Face Amount per Security.
Trade Date1	September 25, 2012
Settlement Date1	September 28, 2012
Final Valuation Date1, 2	September 26, 2017
Maturity Date1, 2, 3	September 29, 2017
Index	UBS Seasonal Exposure Total Return Index (Ticker: SETI)
Redemption Amount (per $10.00 Security)
At maturity or upon an Early Redemption Event, Deutsche Bank AG will pay you a cash payment per $10.00 Security, calculated as follows:

Initial Value x Index Performance x Fee Factor

Your investment will be fully exposed to any decline in the Index. If the Index declines over the term of the Securities or does not appreciate sufficiently (by at least 9.2%) to offset the effect of the Upfront Fee and the Annual Fee, Deutsche Bank AG will pay you a cash payment per Security that is less than the full Face Amount of $10.00, resulting in a loss of some or all of your initial investment. The Redemption Amount will not be less than zero.

Index Performance	Final Level Initial Level
Initial Level	The closing level of the Index on the Trade Date
Final Level	The closing level of the Index on the Final Valuation Date or Early Redemption Valuation Date, as applicable
Early Redemption Event
An Early Redemption Event will be deemed to occur if the Calculation Agent determines that the Redemption Amount has declined to or below $1.50 per Security (15% of the Face Amount) at any time on any trading day from, and excluding, the Trade Date to, but excluding, the Final Valuation Date. For purposes of determining the Early Redemption Event, the Redemption Amount will be calculated using the level of the Index at the time of calculation and the amount of Fee Factor accrued to the day of calculation.

Upon the occurrence of an Early Redemption Event, the Securities will be automatically redeemed by Deutsche Bank AG on the Early Redemption Payment Date for a cash payment equal to the Redemption Amount calculated as of the close of the Early Redemption Valuation Date, using the closing level of the Index on the Early Redemption Valuation Date and the amount of Fee Factor accrued to the Early Redemption Valuation Date.
Upon the occurrence of an Early Redemption Event, you will lose a substantial portion of your investment and could lose your entire investment.

Early Redemption Valuation Date2
The trading day on which an Early Redemption Event occurs if such Early Redemption Event occurs at or before 3 p.m., New York City time, or the immediately following trading day if such Early Redemption Event occurs after 3 p.m., New York City time

Early Redemption Payment Date	Three business days following the Early Redemption Valuation Date, if applicable.
Upfront Fee	$0.125 (1.25% of the Face Amount) per Security
Annual Fee	1.45% per annum, subject to the adjustment as described under “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
Fee Factor
The Fee Factor accrues daily at a rate of the Annual Fee of 1.45% per annum calculated as follows:

1 –    (Annual Fee x Days / 365); where

“Days” means the number of calendar days from the Trade Date to the Final Valuation Date, or, in case of an Early Redemption Event, the Early Redemption Valuation Date.

If the Securities are not redeemed prior to the Final Valuation Date, the Fee Factor will be approximately 0.9274 on the Final Valuation Date.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

1
In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

2
Subject to postponement in the event of a market disruption event and as described under “Adjustments to Index Valuation Dates and Payment Dates — Adjustments to Index Valuation Dates for Equity Based Index” in the accompanying product supplement.

3	In the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

The UBS Seasonal Exposure Total Return Index
The UBS Seasonal Exposure Total Return Index (the “Index”) is sponsored by UBS Financial Services Inc. and is calculated and published daily by Deutsche Bank. The Index is designed to reflect a trading strategy that adjusts its exposure to the Dow Jones Industrial AverageSM Total Return Index (“DJITR”) on a seasonal basis. The Index provides leveraged exposure to the DJITR during the period from and including October to and including April of each year (the “leverage period”). During the leverage period, the Index will increase or decrease by 2% for every 1% change in the level of the DJITR Index, less a financing fee. The financing fee will accrue daily based on monthly-resetting interest rates and will compound on a monthly basis. The Index will have a lower return than the DJITR during the leverage period unless the DJITR increases during this period by more than the financing fee.

The Index provides no exposure to the DJITR during the period from and including May to and including September of each year (the “cash period”). On each calendar day during the cash period, the Index will increase by an accrual amount. The accrual amount will accrue daily based on monthly-resetting interest rates and will compound on a monthly basis.

Publication of the Index began on August 20, 2007. Deutsche Bank has retrospectively calculated hypothetical index levels as though the Index existed for the period from September 30, 1996 (the inception date of the DJITR) to August 20, 2007, using the same methodology as is currently employed, with historic data on the DJITR provided by Dow Jones & Company. The Index level was set to 1000 as of September 30, 1996. The Index did not exist during the period of retrospective calculation, and past performance is not predictive of how the Index will perform in the future.

The Index is calculated and published on each trading day by Deutsche Bank and will be displayed on the Bloomberg system under the ticker symbol “SETI”. Neither UBS AG nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index.

Computation of the UBS Seasonal Exposure Total Return Index

Deutsche Bank generally calculates and publishes the level of the Index at the end of each day on which Dow Jones & Company calculates and publishes the DJITR.

The level of the Index is calculated as follows:

On each trading day during a leverage period (October through April of each year), the Index closing level will be equal to the Index closing level on the last trading day of the preceding cash period increased or decreased by 2% for every 1% change in the level of the DJITR, minus the financing fee. As the equation below demonstrates, the financing fee will accrue daily based on a monthly-resetting interest rate (1-month USD LIBOR) and will compound on a monthly basis:

Where,

ILt is the Index closing level on any trading day t during a leverage period;

ILs is the Index closing level on the last trading day of the preceding cash period;

DJITRt is the DJITR Index closing level on trading day t;

DJITRs is the DJITR Index closing level on the last trading day of the preceding cash period;

N is the number of the month periods as of the current trading day (t) since the preceding cash period;

LIBORi is a monthly-resetting interest rate based on the 1-month USD LIBOR rate that is determined on the last trading day of the prior month. “USD LIBOR rate” means, for any determination date, the offered rate (British Banker Association) for deposits in U.S. dollars for a period of the respective reference period in months, commencing on such determination date, as reported on Bloomberg page BBAM, option “official BBA LIBOR fixings” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on such determination date. If the USD LIBOR rate cannot be determined on any determination date as described above, the USD LIBOR rate will be the rate as reported on the immediately preceding trading day. There will be seven 1-month USD LIBOR rates used during any leverage period and each such rate is set from the last trading day of the preceding month period;

DAYSi is the number of calendar days from the last trading day of the preceding month period up to and including the current trading day (t).

On each trading day during a cash period (May through September of each year), the Index closing level will be equal to the Index closing level on the last trading day of the preceding leverage period increased by an accrual amount which will accrue daily based on a monthly-resetting interest rate (1-month USD LIBOR) and will compound monthly, as the equation below demonstrates:

Where,

ILt is the Index closing level on any trading day t during a cash period;

ILs is the Index closing level on the last trading day of the preceding leverage period;

N is the number of the month periods as of the current trading day (t) since the preceding leverage period;

LIBORi is a monthly-resetting interest rate based on the 1-month USD LIBOR rate that is determined on the last trading day of the prior month. “USD LIBOR rate” means, for any determination date, the offered rate (British Banker Association) for deposits in U.S. dollars for a period of the respective reference period in months, commencing on such determination date, as reported on Bloomberg page BBAM, option “official BBA LIBOR fixings” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on such determination date. If the USD LIBOR rate cannot be determined on any determination date as described above, the USD LIBOR rate will be the rate as reported on the immediately preceding trading day. There will be five 1-month USD LIBOR rates used during any cash period and each such rate is set from the last trading day of the prior month period;

DAYSi is the number of calendar days from the last trading day of the preceding month period up to and including the current trading day (t).

Calculation of the Dow Jones Industrial AverageSM Total Return Index

The Dow Jones Industrial AverageSM Total Return Index is price weighted rather than market capitalization weighted. Its component weightings are therefore affected by changes in prices of its component stocks, rather than by both price changes and changes in the number of shares outstanding as is the case for a market capitalization weighted index. In addition, dividend payments on the stocks underlying the Dow Jones Industrial AverageSM Total Return Index are reflected in the value of the index on the ex-dividend date.

The Dow Jones Industrial AverageSM Total Return Index is calculated by adding up the prices of its components on the components’ primary exchanges and dividing the sum by a divisor. The divisor is a periodically adjusted number used in the calculation of the Dow Jones Industrial AverageSM Total Return Index to ensure continuity of the index after corporate actions such as spin-offs and stock splits.

License Agreement

We have entered into an agreement with UBS Financial Services Inc. providing us with an exclusive license and the right to use the UBS Seasonal Exposure Total Return Index, which is owned by UBS Financial Service Inc., in connection with certain securities, including the Securities.

Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement B. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily repay the full Face Amount at maturity. The return on the Securities at maturity or upon early redemption is linked to the performance of the Index. Your investment will be fully exposed to any decline in the Index and will be subject to an Upfront Fee and an Annual Fee. If the Final Level is less than the Initial Level, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per Security, resulting in a loss of some or all of your initial investment. You will lose some or all of your investment if the Final Level is below the Initial Level or if the Final Level is not above the Initial Level sufficiently by an amount of at least 9.2% to offset the effect of the Upfront Fee and the Annual Fee. Accordingly, you could lose up to your entire initial investment.

♦
The Inclusion of an Upfront Fee and an Annual Fee Reduces the Payment at Maturity or Upon Early Redemption — The payment at maturity or upon early redemption will be calculated based on the Initial Value, equal to the Face Amount minus an Upfront Fee of $0.125 per Security. Such payment will be further reduced by the Annual Fee of 1.45% per annum. The Annual Fee will reduce the Index Performance by approximately 1.45% each year the Securities remain outstanding. The dollar amount by which the Annual Fee reduces the Redemption Amount increases or decreases in direct proportion to the percentage increase or decrease in the Index on the relevant valuation date. The Annual Fee will reduce the return of the Securities regardless of whether the Final Level on the Final Valuation Date or on the Early Redemption Valuation Date, as applicable, is greater than, equal to or less than the Initial Level.  The Upfront Fee and Annual Fee are separate from, and in addition to, the financing fee embedded in the Index to provide for the leveraged seasonal exposure.

♦
We will Redeem the Securities prior to the Maturity Date if an Early Redemption Event Occurs — An Early Redemption Event occurs if the Redemption Amount, calculated as set forth herein, declines to or below the $1.50 per Security at any time on any trading day from, and excluding, the Trade Date to, but excluding, the Final Valuation Date. For purposes of determining the Early Redemption Event, the Redemption Amount will be calculated using the level of the Index at the time of calculation and the amount of Fee Factor accrued to the day of calculation.  However, the Redemption Amount that you will receive upon the occurrence of an Early Redemption Event will be calculated using the closing level of the Index on the Early Redemption Valuation Date and the amount of Fee Factor accrued to the Early Redemption Valuation Date. Upon the occurrence of an Early Redemption Event, your Securities will be automatically redeemed and the Redemption Amount you receive will be substantially less than your initial investment in the Securities and could be zero. In addition, you will not benefit from any appreciation of the Index that may occur after the Early Redemption Valuation Date, and you will not be able to hold your Securities until maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay you coupon payments on the Securities.

♦
Any Payment on the Securities is Subject to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Index is subject to Strategy Risk — The Index is designed to reflect a trading strategy that adjusts its exposure to the DJITR on a seasonal basis. The Index provides two times leveraged exposure to the DJITR during the period from October to April of each year, less a financing fee accrued daily at 1-month USD LIBOR, and cash returns accrued daily at 1-month USD LIBOR during the period from May to September of each year with no DJITR exposure. Because the Index provides two times leveraged exposure to any increase or decrease of the DJITR from October to April of each year, less a financing fee, which apply regardless of the performance of the DJITR, your exposure from October to April of each year to any decrease in the level of the DJITR will be more than twice the exposure of a direct investment in the DJITR during those months. As a result, the Index will have a lower return than the DJITR during those months unless the DJITR increases sufficiently during those months to offset the effect of the financing fee. In addition, because the Index provides no exposure to DJITR from May to September of each year, you will not benefit from any appreciation of the DJITR during those months.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Index would have.

♦
Investing in the Securities Is Not the Same as Investing in the Index or the Stocks Composing the DJITR — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the Index or the stocks composing the DJITR.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦   the volatility of the Index and the DJITR;

♦   the time remaining to maturity of the Securities;

♦   the market prices and dividend rates on the component stocks underlying the Index;

♦   interest rates and yields in the market generally and in the markets of the component stocks underlying the Index;

♦   a variety of economic, financial, political, regulatory or judicial events;

♦   supply and demand for the Securities;

♦   our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Securities Have Certain Built-in Costs — The Issue Price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and the agents’ commission applicable to brokerage account investors. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. Your return on the Securities will also be reduced by an Upfront Fee and an Annual Fee. In addition, the return on the Index is lowered due to a financing fee embedded in the Index to provide for the leveraged seasonal exposure. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments and you must hold the Securities to maturity or early redemption to receive the Redemption Amount from the Issuer. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks comprising the Index, or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the Index, may adversely affect the market value of the stocks composing the Index, the level of the Index, and, therefore, the value of the Securities.

♦
Trading and Other Transactions By Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Index Performance and the Redemption Amount based on observed levels of the Index in the market. The calculation agent can postpone the determination of the Index Performance or the Maturity Date if a market disruption event occurs on the Final Valuation Date. In addition, the Index is sponsored by UBS Financial Services Inc. and is calculated and published daily by Deutsche Bank. During the term of the Securities, UBS Financial Services Inc. may modify the methodology used to determine the Index as it deems appropriate. There can be no assurance that any modification made by UBS Financial Services Inc., as the sponsor of the Index, will not affect the value of the Securities or the Index.

♦
We and Our Affiliates or UBS AG and Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Performance of the Index to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

♦
The Brokerage Firm through which You Hold Your Securities and Your Broker May Have Economic Interests that Are Different from Yours — We expect to pay a portion of the Annual Fee as a commission on an annual basis to brokerage firms, which may include Deutsche Bank Securities Inc. and their affiliates, whose clients purchase Securities in this offering and who continue to hold their Securities. We expect that the brokerage firm through which you hold your Securities will pay a portion of these commissions to your broker. As a result of these arrangements, the brokerage firm through which you hold your Securities and your broker may have economic interests that are different than yours. As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to continue to hold the Securities because they will no longer receive these annual commissions if you sell your Securities. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the Securities. For more information about the payment of these commissions, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Prospective non-U.S. investors should focus in particular on the potential imposition of withholding tax on an investment in the Securities, as described below under “What Are the Tax Consequences of an Investment in the Securities?”

Scenario Analysis and Examples at Maturity or upon an Early Redemption
The following table and the hypothetical examples below illustrate the Redemption Amount per $10.00 Security for a hypothetical range of performances for the Index from -100.00% to +100.00% and assume an Initial Level of 13,000.00, a period of 1,827 calendar days from the Trade Date to the Final Valuation Date and that an Early Redemption Event has not occurred. The actual Initial Level will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Redemption Amount will be determined based on the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable. You should consider carefully whether the Securities are suitable to your investment goals.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

Final Index Level	Change in the Index (%)	Index Performance (%)	Redemption Amount ($)(1)	Return on Securities per $10.00 Issue Price (%)
26,000.00	100.00%	200.00%	$18.32	83.17%
24,700.00	90.00%	190.00%	$17.40	74.01%
23,400.00	80.00%	180.00%	$16.48	64.85%
22,100.00	70.00%	170.00%	$15.57	55.69%
20,800.00	60.00%	160.00%	$14.65	46.53%
19,500.00	50.00%	150.00%	$13.74	37.37%
18,200.00	40.00%	140.00%	$12.82	28.22%
16,900.00	30.00%	130.00%	$11.91	19.06%
15,600.00	20.00%	120.00%	$10.99	9.90%
14,300.00	10.00%	110.00%	$10.07	0.74%
13,000.00	0.00%	100.00%	$9.16	-8.42%
11,700.00	-10.00%	90.00%	$8.24	-17.58%
10,400.00	-20.00%	80.00%	$7.33	-26.73%
9,100.00	-30.00%	70.00%	$6.41	-35.89%
7,800.00	-40.00%	60.00%	$5.49	-45.05%
6,500.00	-50.00%	50.00%	$4.58	-54.21%
5,200.00	-60.00%	40.00%	$3.66	-63.37%
3,900.00	-70.00%	30.00%	$2.75	-72.53%
2,600.00	-80.00%	20.00%	$1.83	-81.68%
2,132.00	-83.60%	16.40%	$1.50	-85.00%
1,300.00	-90.00%	10.00%	$0.92	-90.84%
0.00	-100.00%	0.00%	$0.00	-100.00%
(1) The calculation of the Redemption Amount is based on the Initial Value of $9.875 per Security, the Annual Fee of $1.45 per annum and a period of 1,827 calendar days, as illustrated in the hypothetical examples below.

Hypothetical Examples of Redemption Amounts Payable at Maturity or upon Early Redemption

The first three examples illustrate how the Redemption Amounts set forth in the table above are calculated

Example 1 — The level of the Index increases 30% from the Initial Level of 13,000.00 to a Final Level of 16,900.00. Assuming a period of 1,827 days from the Trade Date to the Final Valuation Date, the investor receives a Redemption Amount at maturity of $11.91 per $10.00 Security, representing a return on the Securities of 19.06%, calculated as follows:

Initial Value x Index Performance x Fee Factor

$9.875 x 130.00% x (1 – 1.45% x 1,827 / 365) = $11.91

Example 2 — The Initial Level and the Final Level of the Index are both 13,000 such that the change in the Index is 0%. If the change in the Index is 0%, the investor will receive a payment at maturity that is less than $10.00 per $10.00 Security due to the deduction of the Upfront Fee and the Annual Fee. Assuming a period of 1,827 days from the Trade Date to the Final Valuation Date, the investor receives a Redemption Amount at maturity of $9.16 per $10.00 Security representing a return on the Securities of -8.42%, calculated as follows:

Initial Value x Index Performance x Fee Factor

$9.875 x 100.00% x (1 – 1.45% x 1,827 / 365) = $9.16

Example 3 — The level of the Index decreases 50% from the Initial Level of 13,000.00 to a Final Level of 6,500.00. If the Final Level of the Index decreases 50% from the Initial Level, the investor will lose approximately 54.21% of its initial investment due to exposure to the Index performance and the deduction of the Upfront Fee and the Annual Fee. Assuming a period of 1,827 days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $4.58 per $10.00 Security representing a return on the Securities of -54.21%, calculated as follows:

Initial Value x Index Performance x Fee Factor

$9.875 x 50.00% x (1 – 1.45% x 1,827 / 365) = $4.58

The following example assumes that an Early Redemption Event occurs prior to 3 p.m., New York City time on September 25, 2013, 365 calendar days after the Trade Date, in which case September 25, 2013 is the Early Redemption Valuation Date and September 30, 2013 is the Early Redemption Payment Date.

Example 4 — As of September 25, 2013, the level of the Index decreases 90.00% from the Initial Level of 13,000.00 to a Final Level of 1,300.00. In this case, assuming the Redemption Amount had been greater than $1.50 on all trading days prior to September 25, 2013, an Early Redemption Event would occur on September 25, 2013, when the Redemption Amount fell below $1.50. Assuming that the Early Redemption Event occurs prior to 3 p.m., New York City time, September 25, 2013 will be the Early Redemption Valuation Date and September 30, 2013 will be the Early Redemption Payment Date. Assuming a period of 365 days from the Trade Date to the Early Redemption Valuation Date, and a closing level of the Index on the Early Redemption Valuation Date of 1,300.00, the investor will receive a payment of only $0.97, calculated as follows:

Initial Value x Index Performance x Fee Factor

$9.875 x 10.00% x (1 – 1.45% x 365 / 365) = $0.97

If the Redemption Amount is below $1.50 per Security at any time during the term of the Securities, the Securities will be automatically redeemed by Deutsche Bank AG and you will lose a substantial portion of your investment and could lose your entire investment.  Any payment on the Securities is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

Historical Information
The graphs below illustrate the historical performance of the UBS Seasonal Exposure Total Return Index and the Dow Jones Industrial AverageSM Total Return Index during the period from September 5, 2007 to September 5, 2012 and the historical and retrospective performance of the UBS Seasonal Exposure Total Return Index and historical performance of the Dow Jones Industrial AverageSM Total Return Index from September 30, 1996 (the inception date of the Dow Jones Industrial AverageSM Total Return Index) to September 5, 2012. The closing level of the UBS Seasonal Exposure Total Return Index on September 5, 2012 was 13,421.14. The closing level of the Dow Jones Industrial AverageSM Total Return Index on September 5, 2012 was 24,667.85. We cannot give you any assurance that the performance of the Index will exceed the performance of the Dow Jones Industrial AverageSM Total Return Index on any given day in the future nor can we give you any assurance that the Index will not significantly underperform the Dow Jones Industrial AverageSM Total Return Index.

The return on your Securities will be based solely on the closing level of the UBS Seasonal Exposure Total Return Index on the Final Valuation Date or the Early Redemption Valuation Date, as applicable. The retrospective or historical levels of the Index should not be taken as an indication of future performance and no assurance can be given as to the closing level of the Index on the Final Valuation Date or the Early Redemption Valuation Date, as applicable. We cannot give you any assurance that the performance of the Index will result in the return of any of your initial investment.

Because the Index was launched on August 20, 2007, Deutsche Bank has retrospectively calculated the levels of the Index on all dates prior to August 20, 2007 (as indicated by the vertical line above) using the same methodology as described herein. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to August 20, 2007. Reconstructed performance data may reflect a bias towards positive past performance.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the Securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, if you are a U.S. holder (i) you should not recognize taxable income or loss prior to the maturity or disposition of your Securities (including upon early redemption), and (ii) your gain or loss on the Securities should be  capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected. For example, the fact that the Index only provides exposure to the DJITR from October to April of each year could result in a “deemed” taxable exchange of your Securities on each May 1 and October 1 that you own them. This could cause you to recognize short-term capital gain and/or ordinary income, both in periods in which you receive no cash in respect of your Securities and in connection with their sale or settlement.

If you are a non-U.S. holder, because the Payment at Maturity is determined by reference to the Dow Jones Industrial Average Total Return Index, the performance of which in turn depends in part on dividends paid by the issuers of its component stocks, recently proposed regulations under Section 871(m) of the Code could adversely affect the tax consequences of  your owning and disposing of the Securities after December 31, 2012. These proposed regulations would in certain circumstances impose a withholding tax at a rate of 30% (subject to reduction under an applicable treaty) on amounts, attributable to U.S.-source dividends, that are paid or "deemed paid" on certain financial instruments after December 31, 2012 (“dividend equivalents”). While significant aspects of the application of these proposed regulations to the Securities are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that Securities beneficially owned by you after December 31, 2012 are subject to withholding tax with respect to dividend equivalents, possibly even during periods in which we make no payments with respect to these dividend equivalents, or that you must provide information to establish that withholding is not required with respect to dividend equivalents. We would not pay any additional amounts on account of any such withholding tax. If you are a non-U.S. person considering an investment in the Securities, you should consult your tax adviser regarding the tax consequences of such an investment in light of the proposed regulations.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.125 per $10.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover. Of the 1.45% Annual Fee, 0.75% constitutes an annual commission to UBS Financial Services Inc. If, during the term of the Securities, the total commissions per Security (including the 1.25% Upfront Fee and the annual commissions) exceed 8% of the Face Amount per Security, the Annual Fee will be reduced to a rate of 0.70% and no further annual commissions will be paid. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.